UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2011

DIGITAL ANGEL CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	0-26020	43-1641533
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

490 VILLAUME AVENUE SOUTH SAINT PAUL, MINNESOTA	55075
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 651-455-1621

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

Stock Purchase and Escrow Agreements

On May 6, 2011, Digital Angel Corporation, a Delaware corporation (the “Company”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) by and between the Company and Allflex USA, Inc., a Delaware corporation (“Allflex”), pursuant to which all of the outstanding capital stock of Destron Fearing Corporation, a wholly-owned subsidiary of the Company (“Destron Fearing”), will be purchased by Allflex (the “Destron Fearing Transaction”). As consideration for the consummation of the Destron Fearing Transaction, Allflex will pay the Company $25 million in cash at closing, less assumed Destron Fearing debt not to exceed $5 million, and adjusted per the terms of the Purchase Agreement. Under the terms of the Purchase Agreement and the related Escrow Agreement between the Company and Allflex, $2.5 million of the proceeds will be held in escrow for a period of 18 months to cover indemnity obligations of the Company, and $1.2 million will be held in escrow until the settlement of post-closing adjustments to cover the amount, if any, of the net working capital of Destron Fearing on the closing date that is less than $1.0 million.

The Destron Fearing Transaction is not subject to any financing conditions but remains subject to customary conditions, including, agreements by the Company (1) to obtain the requisite approval of its stockholders, (2) to cause Destron Fearing to conduct its operations according to its ordinary course of business consistent with past practice, and (3) to cause Destron Fearing to refrain from certain actions between the time of signing the Purchase Agreement and the closing of the Destron Fearing Transaction. The Company intends to call a special meeting of stockholders early this summer. Assuming stockholder approval is received, the parties anticipate closing the transaction within several days following the meeting.

Under the Purchase Agreement, the Company is subject to indemnification, confidentiality, and three-year non-competition and non-solicitation provisions. As part of the agreement, Joseph J. Grillo, the Company’s Chief Executive Officer, has entered into a three-year non-competition agreement with Allflex, effective at the closing.

The Purchase Agreement contains certain termination rights for each of the Company and Allflex and further provides that, upon termination of the Purchase Agreement under specified circumstances, the Company and Allflex may be required to pay a termination fee in cash of up to $1,000,000 and $750,000, respectively.

The Purchase Agreement provides that, contemporaneously with the closing of the Destron Fearing Transaction, Destron Fearing and the Company will enter into a transition services agreement whereby Destron Fearing will provide among other things, customary transition support services to the Company for a period of 90 days after the closing in consideration of $10,000 per month.

The foregoing descriptions of the Purchase Agreement and form of Escrow Agreement do not purport to be complete and are qualified in their entirety by reference to the complete text of the Purchase Agreement and form of Escrow Agreement, which are attached as Exhibits 2.1 and 2.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

The Purchase Agreement is filed as Exhibit 2.1 to this report in compliance with the Company's disclosure requirements, and its inclusion is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Purchase Agreement. The representations, warranties and covenants may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company's public disclosures.

Proxy Statement
The Company plans to file with the United States Securities and Exchange Commission (“SEC”) and mail to its stockholders a proxy statement in connection with the special meeting of stockholders to be called to consider the Destron Fearing Transaction. The proxy statement will contain important information about the Company, the Destron Fearing Transaction and related matters. Investors and stockholders are urged to read the proxy statement carefully when it is available. Investors and stockholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the proxy statement from the Company by contacting Amy Hagen at 490 Villaume Avenue, South St. Paul, Minnesota 55075.

Participants in the Solicitation
The Company and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed Destron Fearing Transaction. Information regarding the executive officers and directors of the Company is included in its Form 10-K/A filed with the SEC on May 2, 2011. In addition to the information set forth below under Item 5.02, detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the proxy statement to be filed with the SEC in connection with the proposed Destron Fearing Transaction.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment of Employment Agreement between the Company and Its Chief Executive Officer

In connection with the Destron Fearing Transaction, the change of control provision under the existing employment agreement between the Company and Mr. Grillo will be triggered if he terminates his employment within six months after the closing of the transaction. Under this provision, he will be entitled to a change of control payment equal to one and a half times both his base salary and bonus, or approximately $1,012,500.

Conditioned on the closing of the Destron Fearing Transaction, the Company has agreed to amend Mr. Grillo’s employment agreement to provide, among other things, that bonuses granted in 2008 through 2010 but unpaid will be paid in cash in a lump sum and that the change of control payment will be paid in cash, may be paid in a lump sum upon certain conditions, and if paid in a lump sum, at a discount value of 4%. As part of the Destron Fearing Transaction, Mr. Grillo was required to enter into a three-year non-competition agreement with Allflex. Due to that requirement, the amendment also requires the Company to make an additional payment of one year base salary, or $337,500, in order to cover Mr. Grillo for the third year non-compete period and secure post-closing transition services from Mr. Grillo. This amount is payable on the earlier of the second anniversary of the closing date of the Destron Fearing Transaction or the winding down of the Company. However, if Mr. Grillo secures alternative employment during the third year after the closing of the Destron Fearing Transaction, he will be obligated to repay the amount earned during the third year up to the amount he received from the Company.

The foregoing description of the Amendment to Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amendment to Employment Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Incentive Bonuses

On May 6, 2011, the Compensation Committee of the Company’s Board of Directors approved the following compensation grants:

•
A contingent, discretionary bonus of $25,000 to Parke Hess, our chief operating officer, payable upon the sale or other disposition of a specified unit of our Signature Industries Limited (“or Signature”) subsidiary; and

•
A discretionary bonus of $25,000 to Jason Prescott in recognition of his service as the Company’s chief financial officer since July 2010 without an increase in salary. This bonus is payable upon the closing of the Destron Fearing Transaction.

Mr. Hess, whose employment was previously set to terminate on December 31, 2010, has agreed to extend the term of his employment with the Company to lead the divestiture of the Signature business unit. Accordingly, Mr. Hess’ employment with the Company has been extended to May 31, 2011. Upon termination, the Company will be obligated to make severance payments to Mr. Hess.

Item 7.01 Regulation FD Disclosure.

On May 9, 2011, the Company issued a press release regarding the Stock Purchase Agreement. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information disclosed under Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section and such information, including Exhibit 99.1, shall not be incorporated by reference into any filing under the Securities Exchange Act of 1934 or the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.                      Description

2.1	Stock Purchase Agreement, dated May 6, 2011, between Digital Angel Corporation and Allflex USA, Inc.
2.2	Form of Escrow Agreement between Digital Angel Corporation, Allflex USA, Inc. and Wells Fargo Bank, N.A.

10.1	Amendment to Employment Agreement, dated May 6, 2011, between Digital Angel Corporation and Joseph J. Grillo

99.1	Press Release issued by Digital Angel Corporation on May 9, 2011 regarding the Stock Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 12, 2011	DIGITAL ANGEL CORPORATION By: /s/ Jason G. Prescott Name: Jason G. Prescott Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description of Exhibit

2.1	Stock Purchase Agreement, dated May 6, 2011, between Digital Angel Corporation and Allflex
USA, Inc.
2.2	Form of Escrow Agreement between Digital Angel Corporation, Allflex
USA, Inc. and Wells Fargo Bank N.A.

10.1	Amendment to Employment Agreement, dated May 6, 2011, between Digital Angel Corporation
And Joseph J. Grillo

99.1	Press Release issued by Digital Angel Corporation on May 9, 2011 regarding the Stock Purchase Agreement